Exhibit 99.1

Executive Base Salaries and Target Award Amounts under Red Hat, Inc.’s Executive Variable Compensation

Plan for the Fiscal Year Ending February 28, 2013

Name of Executive	Base Salary[1]	FY2013 EVCP Target Award Amount
James M. Whitehurst	$800,000	$800,000
Charles E. Peters, Jr.	$480,000	$384,000
Paul Cormier	$480,000	$384,000
Michael R. Cunningham	$425,000	$340,000
DeLisa Alexander	$385,000	$288,750

[1]	Effective August 1, 2012